EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:	Mark Moyer
Chief Financial Officer
Ziff Davis Holdings Inc.
(212) 503-3225
mark_moyer@ziffdavis.com
Ziff Davis Reports Second Quarter Results
Digital Revenue for Continuing Segments Increases 14%
NEW YORK, August 21, 2007 – Ziff Davis Holdings Inc., the ultimate parent company of Ziff Davis Media Inc., today reported operating results for its second quarter ended June 30, 2007.
Revenues from the Company’s ongoing businesses totaled $16.5 million for the second quarter 2007, down $6.6 million or 29% from the prior year. Excluding the effect of closed publications(1), revenues from the Company’s ongoing businesses declined $3.7 million or 18% versus year ago. Digital revenues for the Company’s ongoing businesses increased 14% versus prior year. Revenues from the Company’s ongoing print publications, excluding the effect of closed publications, declined by 31% versus prior year. Consolidated revenues, including those from the recently sold Enterprise Group, for the second quarter of 2007 were $34.9 million, down $10.3 million or 23% from the prior year quarter.
The Company reported EBITDA(2) from its ongoing businesses of $(0.4) million for the second quarter of 2007, down $2.3 million compared to $1.9 million for the prior year quarter. EBITDA from the Company’s ongoing digital businesses was relatively flat versus year ago, while EBITDA from the Company’s ongoing print publications declined $2.3 million versus the prior year quarter. Consolidated EBITDA, including the recently sold Enterprise Group, was $4.1 million for the second quarter 2007, down 28% compared to $5.7 million for the prior year period.
Condensed Consolidated Statements of Operations for the 3 and 6 months ended June 30, 2007 and 2006 are set forth at the end of this release.

“Over the last 6 years, we have successfully transformed our operating business by migrating our content and revenues to digital platforms,” said Jason Young, Chief Executive Officer of Ziff Davis Holdings Inc. “I’m pleased to note that we are enjoying faster than market growth in our two core digital segments, Consumer/Small Business and Game. We look to accelerate our growth even further in these segments. I’m very confident in our prospects, our competitive edge, and most of all, our people.”
As previously announced on July 31, 2007, the Company sold the assets of its Enterprise Group to an affiliate of Insight Venture Partners, a New York-based private equity and venture capital firm specializing in software and Internet investments, for approximately $150 million in cash, subject to certain adjustments in accordance with the purchase and sale agreement including a potential earn-out of up to additional $10 million in cash based on the performance of the Enterprise Group in 2007.
Second Quarter Highlights and Milestones of Core Businesses (3) (4)
Consumer/Small Business Group
•	6.3 million average monthly unique visitors, up 4% from prior year.

•	PC Magazine continued to rank as the #1 personal computing magazine in the U.S. based on ad pages with a second quarter market share of 55% versus its most direct competitor.

•	Conducted 12 PCMagCasts in the quarter, with webcast registrations up more than 66%.

•	Total broadband video traffic (comprised of streams and downloads) was up 33%.

•	HP, Microsoft, and Dell to have significant presence at this year’s Digital Life Convention.
Game Group
•	15.8 million average, monthly unique visitors, up 57% from prior year.

•	EGM continues to rank as the #1 video Game magazine in the US based on ad pages.

•	Announced partnership with Gottaplay to provide Video rental and trading services across 1UP Network.

•	1UP Network’s online ad sales were up, with 54 advertisers running 94 separate ad campaigns, 59 of which started in Q2.

•	1UP Network continues to be a leader in the mainstream podcast as the highly-popular 1UP Yours Show gained recognition as one of thedigitalbeat.com’s “10 Best Podcasts.”

Financial Summary for the Second Quarter Ended June 30, 2007 and 2006

	Consumer/Small
	Business Group(5)		Game Group(5)		Total		Consolidated
$ millions	2007	2006	2007	2006	2007	2006	2007	2006
Revenue	$11.0	$14.4	$5.5	$8.7	$16.5	$23.1	$34.9	$45.2
EBITDA	1.0	3.4	(1.4)	(1.5)	(0.4)	1.9	4.1	5.7
Enterprise Group Financial Summary for the Second Quarter Ended June 30, 2007 and 2006

	Enterprise Group(5)
$ millions	2007	2006
Revenue	$18.4	$22.1
EBITDA	4.5	3.8
Cash Position
At June 30, 2007 the Company had $10.8 million of cash and cash equivalents. During the second quarter of 2007, the Company’s cash and cash equivalents decreased $11.4 million.
During the quarter, the Company paid $6.3 million of scheduled interest payments, spent $1.5 million for capital expenditures, $0.8 million in restructuring costs and $2.7 million of acquisition related compensation related to earn-outs for certain acquisitions that were completed in prior years.
As announced on August 15th, Ziff Davis Media began exploring various options to restructure its debt. The Company noted that this is the first step in a process designed to align its capital structure with the size of its businesses, enhance its competitive position and allow the Company to more aggressively invest into and grow the businesses. Ziff Davis fully expects it will be “business as usual” as it explores its restructuring options.

Conference Call Information
Ziff Davis Holdings Inc. will conduct a live conference call to review the Company’s quarterly results and current market trends today at 11:30 a.m. EDT. Individuals wishing to participate can join the conference call by dialing +888-459-8438 for domestic calls and +800-3537-6216 for international calls and providing the operator the following information: Company — Ziff Davis Media; Pass Code — HOLDINGS.
For those who are unable to participate in the live call, the conference call will be recorded and available by telephone from 3:00 p.m. EDT on August 21, 2007 to 11:59 p.m. EDT on
September 4, 2007. Persons interested in listening to the recorded call should dial +800-294-0997.
About Ziff Davis Holdings Inc.
Ziff Davis Holdings Inc. is the ultimate parent company of Ziff Davis Media Inc. Ziff Davis Media Inc.(www.ziffdavis.com) is a leading integrated media company serving the technology and videogame markets. Ziff Davis currently reaches over 26 million people a month through its portfolio of 15 websites, three award-winning magazines, consumer events and direct marketing services. The company is headquartered in New York and also has offices and labs in San Francisco. Ziff Davis exports its brands internationally in 45 countries and 13 languages.
Forward-Looking Statements
Except for historical information contained herein, the statements made in this release including anticipated future revenues and operating results, cash balances and cost savings, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Such risks and uncertainties include risks associated with our existing default under our compounding notes due to our failure to make a required interest payment thereunder, a potential deterioration of our business due to our current restructuring efforts, a potential deterioration of the economic climate in general or with respect to the markets in which we operate, risks associated with new business investments, acquisitions, competition and seasonality and the other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission (which are available from the Company or at http://www.sec.gov), which discussions are incorporated in this release by reference. These forward-looking statements speak only as of the date of this release. After the issuance of this release, the Company might come to believe that certain forward-looking statements contained in this release are no longer accurate. The Company shall not have any obligation to release publicly any corrections or revisions to any forward-looking statements contained in this release.

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	For the Three Months Ended
	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)
Revenue, net	$16,541	$23,180
Operating expenses:
Cost of production	4,976	8,183
Selling, general and administrative expenses	12,396	13,788
Depreciation and amortization of property and equipment	1,676	1,669
Amortization of intangible assets	3,268	3,350
Restructuring expense	—	1,186
Transaction related expenses	1,026	—
Loss in equity investment	96	70

Total operating expenses	23,438	28,246

Loss from operations	(6,897)	(5,066)

Interest expense, net (6)	(35,916)	(31,103)

Loss before income taxes	(42,813)	(36,169)

Income tax provision (benefit)	(221)	29

Loss from continuing operations	(42,592)	(36,198)

Income from discontinued operations	3,514	3,209
Provision for income taxes	251	—

Income from discontinued operations	3,263	3,209

Net Loss	$(39,329)	$(32,989)

EBITDA (2)	$4,048	$5,744

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	For the Six Months Ended
	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)
Revenue, net	$33,294	$46,672
Operating expenses:
Cost of production	9,634	16,296
Selling, general and administrative expenses	23,579	27,142
Depreciation and amortization of property and equipment	3,680	2,963
Amortization of intangible assets	6,559	6,701
Restructuring expense	(331)	1,186
Transaction related expenses	1,925	—
Loss in equity investment	96	314

Total operating expenses	45,142	54,602

Loss from operations	(11,848)	(7,930)

Interest expense, net (6)	(69,971)	(60,889)

Loss before income taxes	(81,819)	(68,819)

Income tax provision (benefit)	(169)	55

Loss from continuing operations	(81,650)	(68,874)

Income from discontinued operations	4,368	2,408
Provision for income taxes	251	—

Income from discontinued operations	4,117	2,408

Net Loss	$(77,533)	$(66,466)

EBITDA (2)	$7,163	$8,485

ZIFF DAVIS HOLDINGS INC.
EBITDA Reconciliations
(in thousands)

	For the Three Months Ended
	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)
Total Segment EBITDA (2)	$4,048	$5,744

Adjustments to reconcile to income/(loss) from operations:
Depreciation and amortization of property and equipment	(6,308)	(6,343)
Interest expense, net	(35,916)	(31,103)
Restructuring expense	—	(1,186)
Transaction related expenses	(1,026)	—
Loss in equity investment	(96)	(70)
Non-cash employee stock compensation expense	(1)	(2)
Provision for income taxes	(30)	(29)

Net Loss	$(39,329)	$(32,989)

ZIFF DAVIS HOLDINGS INC.
EBITDA Reconciliations
(in thousands)

	For the Six Months Ended
	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)
Total Segment EBITDA (2)	$7,163	$8,485

Adjustments to reconcile to income/(loss) from operations:
Depreciation and amortization of property and equipment	(12,946)	(12,506)
Interest expense, net	(69,971)	(60,889)
Restructuring expense	331	(1,186)
Transaction related expenses	(1,925)	—
Loss in equity investment	(96)	(314)
Non-cash employee stock compensation expense	(7)	(1)
Provision for income taxes	(82)	(55)

Net Loss	$(77,533)	$(66,466)

Ziff Davis Holdings Inc.
Endnotes:
(1)	Consolidated results from closed publications. Closed publications include Sync, Extreme Tech, Official U.S. PlayStation Magazine, XBOX Nation and GMR. Revenue from closed publications was $2.9 million in the second quarter of 2006 and EBITDA from closed publications was $(0.7) million for the second quarter of 2006.

(2)	EBITDA is defined as income before interest expense, provision for income taxes, depreciation expense, amortization expense and certain non-recurring and non-cash charges. Non-recurring and non-cash charges include the write-down of intangible assets, restructuring charges (cash and non-cash), gains and losses on the sale of non-core assets, gains and losses from equity investments, certain transaction related costs, including contingent purchase consideration, and non-cash compensation charges.. These items are not included in EBITDA as management considers the charges to be items that are not indicative of the performance of its underlying business. EBITDA is presented because it is commonly used by certain investors and analysts to evaluate a company’s ability to service debt. However, our method of computation may not be comparable to similarly titled measures reported by other companies. In addition, EBITDA, as defined, is not a measure of performance under generally accepted accounting principles (GAAP), and EBITDA should not be considered in isolation or as a substitute for Net income/(loss), Income/(loss) from operations, Cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The most directly comparable financial measure under GAAP to EBITDA is Income/(loss) from operations. Reconciliations between EBITDA and Income/(loss) from operations are included in tables provided in this release.

(3)	Total traffic reflects page views. The source is the Company’s own data.

(4)	Unless otherwise noted, all advertising page market share data is sourced from IMS/ The Auditor (Toronto, Canada). IMS independently hand-counts and tabulates advertising pages by magazine and advertising category. The company includes only what it believes to be its direct competitors by business segment in its advertising page market share calculations. For PC Magazine’s market share, it is share of its competitive set.

(5)	Group Segments:

The Company manages its business through three divisions, defined below and within each division groups its products and services into two categories. The digital category includes all online properties, eSeminars and events, contract publishing, business information services and white papers. The print category includes only the operations of the Company’s six magazines.
Consumer/Small Business Group is comprised of one magazine, PC Magazine; the Company’s consumer electronics event, DigitalLife; and a number of consumer-focused websites, including PCMag.com.

Game Group is comprised of three magazines — Electronic Gaming Monthly, Games for Windows (formerly known as Computer Gaming World) and Official U.S. PlayStation Magazine (the latter of which was discontinued in the first quarter of 2007) the Company’s online destinations for gaming enthusiasts, the 1UP Network.

Enterprise Group is comprised of several businesses in the magazine, Internet, event, research and marketing tools areas. The three magazines in this segment are eWEEK, Baseline and CIO Insight. The Internet properties in this segment are primarily affiliated with the Enterprise Group’s brands, including eWEEK.com, CIOInsight.com and BaselineMag.com, but also include 42 weekly eNewsletters; the eSeminars™ business, which produces sponsored interactive webcasts; the Ziff Davis Web Buyers Guide™. This segment also includes the Company’s Custom Solutions Group (CSG), which creates and manages several hundred sponsored events per year; Business Information Services (BIS), a marketing research and tools unit; and Contract Publishing, which produces custom magazines, white papers, case studies and other sales and marketing collateral for customers.

(6)	Interest expense reflects the accrual of dividends on preferred stock, pursuant to Statement of Financial Accounting Standards 150, adopted by the Company effective January 1, 2004.